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                                                              Exhibit (a)(5)(b)

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of Celestica Inc. The tender offer is made solely by the Company Notice dated July 5, 2005 and the related Purchase Notice, and any amendments or supplements thereto. The tender offer is not being made to, nor will surrendered securities be accepted from or on behalf of, holders of securities in any jurisdiction in which the making or acceptance of offers would not be in compliance with the laws of that jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                                       BY

                                 CELESTICA INC.

         ITS LIQUID YIELD OPTION  NOTES DUE 2020 (ZERO COUPON-SUBORDINATED)

    AT A PURCHASE PRICE EQUAL TO $572.82 PER $1,000 PRINCIPAL AMOUNT AT MATURITY

     Celestica Inc., an Ontario, Canada corporation (the "Company"), invites holders of its Liquid Yield Option Notes due 2020 (Zero Coupon - Subordinated) (the "Securities") to surrender their Securities, upon the terms and subject to the conditions set forth in the Company Notice dated July 5, 2005 (the "Company Notice") and in the related Purchase Notice, which together, as they may be amended or supplemented from time to time, constitute the tender offer.

     THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN DAYLIGHT TIME, ON TUESDAY, AUGUST 2, 2005 (THE "EXPIRATION DATE"). THE COMPANY WILL NOT EXTEND THE EXPIRATION DATE UNLESS REQUIRED TO DO SO BY THE FEDERAL SECURITIES LAWS.

     The purchase by the Company of validly surrendered Securities is not subject to any conditions other than such purchase being lawful and that there is not then continuing an Event of Default (as defined in the indenture governing the Securities.

     Upon the terms and subject to the conditions of the tender offer, the Company will pay, in cash, a purchase price of $572.82 per $1,000 principal amount at maturity (the "Purchase Price") of Securities validly surrendered pursuant to the tender offer and not properly withdrawn. Securities may be tendered by validly surrendering the Securities and sending a completed Purchase Notice to the Depositary. Holders that surrender Securities through The Depository Trust Company ("DTC") need not submit a physical copy of the Purchase Notice to the Depositary if such holders comply with the transmittal procedures of DTC.

     Tenders of Securities made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the front cover of the Company Notice, specifying the name of the person who tendered the Securities to be withdrawn, the number of Securities to be withdrawn, and the name of the registered holder of the Securities, if different from that of the person who tendered such Securities. If the Securities to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Guarantor Institution (as defined in the Company Notice), except in the case of Securities tendered by an Eligible Guarantor Institution, must be submitted prior to the release of such Securities. Any such notice must specify the name of the registered holder, if different from that of the tendering holder, and the serial numbers shown on the particular certificate(s) evidencing the Securities to be withdrawn.

     For purposes of the tender offer, the Company will be deemed to have accepted for payment Securities that are validly tendered and not withdrawn, only when, as and if the Company gives oral or written notice to the Depositary of its acceptance of the Securities for payment pursuant to the tender offer.

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     Payment for Securities held in certificated form tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such Securities and a properly completed and duly executed Purchase Notice with any required signature guarantees, and any other documents required by the Purchase Notice. Payment for Securities held in book-entry form will be made only after timely confirmation of a book-entry transfer of such Securities into the Depositary's account at DTC.

     The Company's board of directors has approved the terms of the tender offer as set forth in the indenture governing the Securities. However, none of the Company or its board of directors or employees is making any recommendation to any holder as to whether to surrender or refrain from surrendering any Securities. Holders must make their own decision about whether to surrender Securities and, if so, the principal amount at maturity of Securities to surrender based on their own assessment of current market value and other relevant factors, and should carefully evaluate all information in the tender offer and consult their own investment and tax advisors.

     The Company is required to make the tender offer pursuant to the terms of the Securities and the indenture governing the Securities.

     Generally, a holder will be subject to U.S. federal income taxation when the holder receives cash from the Company in exchange for the Securities that the holder surrenders. Holders are strongly encouraged to read the Company Notice for additional information regarding the United States federal income tax consequences of participating in the offer and to consult their tax advisors.

     The information required to be delivered by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Company Notice and is incorporated herein by reference.

     The Company Notice and the Purchase Notice contain important information that holders should read before making any decision with respect to the tender offer.

     Copies of the Company Notice and the Purchase Notice are being mailed to holders of record and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on the Company's noteholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Securities. Additional copies of the Company Notice, Purchase Notice and other tender offer materials may be obtained at the Company's expense from the Depositary at the address and telephone number below. Any questions regarding the surrender of the Securities or requests for assistance regarding the same may be directed to the Depositary at its telephone number and address below. Holders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer.

                     The Depositary for the tender offer is:
                           JPMORGAN CHASE BANK, N.A.
                                ITS Bond Events
                          2001 Bryan Street, 9th Floor
                                Dallas, TX 75201
                                  800-275-2048


July 5, 2005
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